 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
 Date of Report (Date of earliest event reported): October 22, 2024

WHEELS UP EXPERIENCE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39541	98-1617611
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2135 American Way
Chamblee, Georgia	30341
(Address of principal executive offices)	(Zip Code)
(212) 257-5252
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	UP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Agreement to Acquire 17 Embraer Phenom 300 and Phenom 300E Aircraft and Related Assets
On October 22, 2024 (the “Agreement Date”), Wheels Up Partners LLC (“WUP LLC”), an indirect subsidiary of Wheels Up Experience Inc. (the “Company”), entered into an Asset Purchase Agreement, with Grandview Aviation LLC (“Seller”) and Global Medical Response, Inc., the parent entity of Seller (together with Seller, the “Seller Parties” and such agreement, the “APA”), pursuant to which the Company will acquire from Seller 17 Embraer Phenom 300 and Phenom 300E aircraft, certain related maintenance assets to support the fleet, and Seller’s existing customer program (collectively, the “Acquired Assets”). Subject to the terms and conditions of the APA, the purchase price for the Acquired Assets is expected to be $105 million, subject to the adjustments described in the APA. The Company anticipates that the transactions contemplated by the APA will close as promptly as practicable in the fourth quarter of 2024, subject to customary closing conditions, including the completion of aircraft inspections.
The APA contains representations, warranties and covenants by WUP LLC and the Seller Parties that are customary for transactions of this type, which were made solely for the benefit of the parties thereto. Concurrently with the closing under the APA, WUP LLC and Seller expect to enter into: (i) a transition services agreement (the “TSA”), pursuant to which Seller will provide WUP LLC certain specified flight-related services on a temporary basis; and (ii) a master aircraft operating agreement (the “Operating Agreement”), pursuant to which Seller will conduct certain on-demand flight operations using the Acquired Assets after the closing date while such aircraft are transitioned from a U.S. Federal Aviation Administration (“FAA”) operating certificate held by Seller to the FAA operating certificate held by Wheels Up Private Jets LLC, an indirect subsidiary of the Company (the “Fleet Transition”). It is anticipated that the TSA and Operating Agreement will terminate upon completion of the Fleet Transition. The Company is currently a party to an agreement with Seller pursuant to which Seller has provided the Company’s members and customers with certain dedicated Embraer Phenom 300 and Phenom 300E aircraft since November 2021, which is also expected to terminate at the closing under the APA.
Financing Commitment Letter
On the Agreement Date, WUP LLC entered into a commitment letter (the “Commitment Letter”) pursuant to which Bank of America, N.A. (“BofA”) committed to provide up to $332 million under a senior secured revolving credit facility (the “Revolving Facility”). Delta Air Lines, Inc. (“Delta”) is expected to provide credit support for the Revolving Facility, which will effectively guarantee WUP LLC’s payment obligations thereunder upon the occurrence and continuation of specified events of default. The anticipated maturity date for the Revolving Facility is five years following the initial closing date. The Company anticipates that the initial closing for the Revolving Facility will occur concurrently with the closing under the APA in the fourth quarter of 2024.
The Revolving Facility is expected to utilize an enhanced equipment trust certificate (EETC) loan structure that is similar to the existing fixed rate equipment notes that were issued by WUP LLC on October 14, 2022 (collectively, the “Existing Equipment Notes”). The Revolving Facility is expected to be secured by first-priority liens on WUP LLC’s owned aircraft fleet (the “Owned Aircraft”). A term sheet describing, among other things, the material terms that are expected to be included in the definitive documentation for the Revolving Facility is attached as Annex A to the Commitment Letter (the “Term Sheet”). The Term Sheet contemplates that any principal amounts under the Revolving Facility paid down between the initial closing date and the third anniversary of the initial closing date (the “Availability Period”), either through regular principal amortization payments or from the early redemption of principal amounts related to any aircraft secured by the Revolving Facility (without prepayment premiums), will again become available to be reborrowed for the purchase of additional aircraft to be secured by such facility during the Availability Period. The Company expects that this ability to reborrow funds under the Revolving Facility during the Availability Period will aid the Company in achieving its fleet modernization strategy.
The Company anticipates that the net proceeds from the initial closing of the Revolving Facility will be used: (i) to fund the purchase price for the Acquired Assets; (ii) to redeem in-full all outstanding Existing Equipment Notes, which are currently secured by first-priority liens on the current Owned Aircraft and by liens on certain intellectual property assets of the Company and certain of its subsidiaries; and (iii) for general corporate purposes, including the potential acquisition of additional Embraer Phenom 300 series and Bombardier Challenger 300 series aircraft, to the extent there are any remaining net proceeds. As of the Agreement Date, approximately $148.9 million aggregate principal amount of Existing Equipment Notes were outstanding, and the redemption amount for such Existing Equipment Notes upon the initial closing of the Revolving Facility, if at all, will include accrued interest thereon and applicable prepayment premiums. In addition, $20 million held as a deposit for the benefit of the Existing Equipment Note lenders is expected to be netted against the redemption amount for the Existing Equipment Notes. Assuming the expected uses of net proceeds described above, the netting of the deposit with respect to the Existing Equipment Notes and the consummation of sales of certain Owned Aircraft that are currently under contract prior to the initial closing of the Revolving Facility, the Company expects that upon the initial closing of the Revolving Facility, approximately $75 to $115 million of net proceeds (before transaction related expenses) will become available for general corporate purposes.
Under the Commitment Letter, BofA will act as sole lead arranger for the Revolving Facility. The commitment to provide the Revolving Facility is subject to certain conditions, including the negotiation of definitive documentation and other customary conditions to the commitment. In addition, the Company anticipates that certain conforming amendments to the Credit Agreement, dated September 20, 2023, by and among the Company, as borrower, certain subsidiaries of the Company as guarantors, the lenders party thereto (including Delta), and U.S. Bank Trust Company, N.A., as administrative agent for the lenders and as collateral agent for the secured parties (as amended by Amendment No. 1 thereto, dated as of November 15, 2023), will be made to permit the Revolving Facility. The Company expects to pay certain customary fees and expenses in connection with obtaining and maintaining the Revolving Facility.
The foregoing descriptions of the APA and Commitment Letter (including the Term Sheet attached thereto) do not purport to be complete and are qualified in their entirety by reference to copies thereof, which are attached hereto as Exhibits 10.1 and 10.2, and incorporated by reference herein.
Item 7.01    Regulation FD Disclosure.
Presentation Materials
The Company plans to hold a press conference at the 2024 National Business Aviation Association-Business Aviation Convention & Exhibition in Las Vegas, Nevada that will begin at 4:45 p.m., Eastern Time, on October 22, 2024, at which George Mattson, the Company’s Chief Executive Officer, expects to provide an overview of, among other things, the transactions described in Item 1.01 of this Current Report on Form 8-K (this “Current Report”) and the Company’s fleet modernization strategy. A recording of the press conference will be available via a hyperlink published on the Company’s investor relations website after the conclusion of the press conference. At the press conference, Mr. Mattson expects to disclose certain information in the form of a presentation (the “Presentation Materials”), a copy of which is furnished herewith as Exhibit 99.1 and incorporated by reference into this Item 7.01.
Press Release
On October 22, 2024, the Company issued a press release (the “Press Release”) regarding the items described in Items 1.01 of this Current Report and aspects of the Company’s fleet modernization strategy, a copy of which is furnished herewith as Exhibit 99.2 and incorporated by reference into this Item 7.01.
The information contained in the Presentation Materials and Press Release is summary information that should be considered in the context of the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) and other public announcements the Company may make by press release or otherwise from time to time. The Presentation Materials and Press Release are each dated October 22, 2024 and speak as of such date. Except as required by law, the Company does not intend to update the Presentation Materials and Press Release after such date.
The information in Item 7.01 of this Current Report, and Exhibits 99.1 and 99.2 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.
Cautionary Note Regarding Forward-Looking Statements
This Current Report, and Exhibits 99.1 and 99.2 furnished herewith contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of the Company. These forward-looking statements include, but are not limited to, statements regarding: (i) the APA, the Acquired Assets and any expected benefits or impacts to the Company as a result of the transactions contemplated by the APA or operation of the Acquired Assets after the closing under the APA, including the Company’s ability to consummate the closing of such transactions on the schedule that it currently anticipates; (ii) the Commitment Letter and the expected financing contemplated thereby, including the expected terms of the Revolving Facility, the ability to use net proceeds from the Revolving Facility to acquire the Acquired Assets, the refinancing of the Existing Equipment Notes, the potential receipt and expected use of any remaining net proceeds from the initial closing under the Revolving Facility (including the potential future acquisition of aircraft using such net proceeds, assumptions regarding the consummation of aircraft sales currently under contract and other factors that may impact the amount of remaining net proceeds from such initial closing), the ability of the Company to reborrow under the Revolving Facility in the future, and the ability of the Company to consummate such financing on the terms and timeline that it currently anticipates; and (iii) the Company’s fleet modernization strategy and the ability of the Company to execute such strategy, as well as the expected operational and financial impacts to the Company from implementing such strategy on the timeline that it currently anticipates. The words “anticipate,” “continue,” “could,” “expect,” “plan,” “potential,” “should,” “would,” “pursue” and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024 and the Company’s other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company does not intend to update any of these forward-looking statements after the date of this Current Report.
Item 9.01     Financial Statements and Exhibits.
 (d)    Exhibits.

Exhibit Number	Description
10.1*+^	Asset Purchase Agreement, dated as of October 22, 2024, by and among Wheels Up Partners LLC, Grandview Aviation LLC and Global Medical Response, Inc.
10.2*^	Commitment Letter, dated October 22, 2024, by and among Wheels Up Partners LLC and Bank of America, N.A.
99.1**	Presentation Materials, dated October 22, 2024
99.2**	Press Release, dated October 22, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
+	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
^
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item (601)(b)(10) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted information to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELS UP EXPERIENCE INC.

Date: October 22, 2024	By:	/s/ George Mattson
		Name:	George Mattson
		Title:	Chief Executive Officer